Exhibit 99.1

For Immediate Release	Contact: Gary Russell
Monday, February 14, 2011	713-651-4434

Key Energy Services Announces Tender Offer for its 8 3/8% Senior Notes Due 2014

HOUSTON, TX, February 14, 2011 – Key Energy Services, Inc. (NYSE:KEG) today announced that it has commenced a cash tender offer and consent solicitation with respect to any and all of the $425,000,000 aggregate outstanding principal amount of its 8 3/8% Senior Notes due 2014 (the “Notes”). In conjunction with the tender offer, Key Energy Services is soliciting noteholder consents to effect certain amendments to the indenture governing the Notes.

Key Energy Services will pay the purchase price for Notes validly tendered and accepted for purchase, as well as accrued and unpaid interest up to, but not including, the payment date. The tender offer is scheduled to expire at 12:00 midnight, New York City time on March 14, 2011, unless extended by Key Energy Services or earlier terminated (the “Expiration Time”). Noteholders who provide consents to the proposed amendments will receive a consent payment per $1,000 principal amount of Notes tendered and accepted for purchase pursuant to the offer if they provide their consents prior to 5:00 p.m., New York City time, on February 28, 2011, unless such date is extended (the “Consent Expiration”). The total consideration to be paid for each $1,000 principal amount of the Notes validly tendered and not validly withdrawn before the Consent Expiration will be $1,090, which includes a consent payment of $30 per $1,000 principal amount of the Notes. Noteholders tendering after the Consent Expiration and prior to the Expiration Time will be eligible to receive only $1,060 per $1,000 principal amount of Notes that are validly tendered and not validly withdrawn.

The obligations to accept for purchase and to pay for Notes in the tender offer is conditioned on, among other things, the following:

•	the tender of Notes representing at least a majority of the aggregate principal amount of Notes outstanding on or prior to March 14, 2011, and

•	Key Energy Services having received replacement financing on terms acceptable to it.

Key Energy intends to fund the repurchase of the Notes, plus all related fees and expenses, from the proceeds of one or more capital markets debt offerings and borrowings under its credit facility.

Key Energy Services has retained Credit Suisse Securities (USA) LLC to serve as the Dealer Manager and Solicitation Agent for the tender offer and the consent solicitation. Requests for documents may be directed to Global Bondholder Services Corporation, the Information Agent, at (866) 387-1500 or (212) 430-3774. Questions regarding the tender offer and consent solicitation may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 or (212) 538-2147.

This press release is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation is being made solely by the Offer to Purchase and Consent Solicitation Statement dated February 14, 2011.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning the contemplated transaction and strategic plans, expectations and objectives for future events and operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Key Energy Services expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by Key Energy Services based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Key Energy Services. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

The issuer may file a registration statement (including a prospectus) with the SEC for the capital markets debt offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and any offering. You may get these documents for free by visiting EDGAR on the SEC we site at www.sec.gov. Alternately, the Company will arrange to send you the prospectus after filing if you request it by calling 713-651-4300.